CACI Reports Fiscal 2007 Third Quarter Results

Revenue increased 8.7 percent to $473.1 million
Contract funding orders of $577 million, up 18 percent
Contract awards total $896 million, up 40 percent
Operating cash flow of $50.3 million in the quarter

ARLINGTON, Va., May 2 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced results today for its third fiscal quarter and first nine months ended March 31, 2007. CACI provides innovative solutions to meet America's needs in national security, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

Third Quarter Results

For the third quarter of Fiscal Year 2007 (FY07) the Company reported record revenue of $473.1 million, up 8.7 percent over third quarter of Fiscal Year 2006 (FY06) revenue of $435.4 million, driven by acquisitions made in FY06. Operating income for the quarter was $34.5 million versus operating income of $36.8 million in the year earlier quarter, a decrease of 6.4 percent. The Company's operating margin in the quarter was 7.3 percent compared with 8.5 percent in the year earlier quarter. This decrease was driven primarily by higher other direct costs as a percent of revenue during the period. The effective tax rate for the quarter was 37.6 percent versus 34.2 percent in the third quarter of FY06. Net income for the third quarter was $18.4 million, or $0.59 per diluted share, down 13.6 percent from $21.4 million, or $0.69 per diluted share, for the third quarter of FY06. Operating cash flow for the quarter was $50.3 million, compared with $46.8 million in the year earlier quarter.

Third Quarter Highlights

Major highlights and accomplishments during the third quarter of FY07 include:

•
Contract awards totaling approximately $896 million, up 40 percent over the same period a year ago. Over 50 percent of the estimated value of these awards is for new work. Contract awards for the first nine months of FY07 total approximately $2.3 billion, up 39 percent over the first nine months of FY06. The awards in the quarter include:

o	The five-year, $330 million Systems Engineering and Technical Assistance (SETA) services contract by the U.S. Navy as part of a joint venture.
o	Approximately $281 million in awards on the U.S. Army Strategic Services Sourcing (S3) contract.
•
Contract funding orders totaling approximately $577 million, an increase of 18 percent over $489 million in the third quarter of FY06. Contract funding orders for the first nine months of FY07 total approximately $1.7 billion, 32 percent higher than the approximately $1.3 billion received in the first nine months of FY06.

•	Days sales outstanding at the end of the quarter were 67 compared with 73 days at the end of the third quarter in FY06.

CEO Commentary

Commenting on the results for the third quarter, Dr. J.P. (Jack) London, CACI's Chairman, President, and CEO said, "Our results for the quarter were in line with our January expectations and were delivered in a challenging market environment. Our financial fundamentals remain solid, supported by a continuing healthy cash flow from our operations that will provide a good base to finance acquisitions. We had another strong quarter of awards, bringing in more new work and winning every recompeted opportunity. We continued to receive contract funding orders at a strong pace. The combination of awards and funding orders is a positive indication of our customers' confidence in CACI's ability to meet their critical needs. More importantly, it underscores our customers' focus on their longer-term needs and their recognition of the value of CACI's services and solutions. We believe this reflects the long-term growth opportunity in the marketplace once the current conditions of this very challenging environment begin to ease."

"We also continue to build our management team to facilitate our growth. This quarter, our acting Chief Financial Officer (CFO) Tom Mutryn was appointed as our CFO and Treasurer. His ability to help our team deliver successful M&A results will be especially valuable. M&A continues to be a core competency and critical component of our future growth, and we intend to continue to drive our acquisition strategy and ensure we have the proper capital structure to support it. CACI also announced the appointment of Dale Luddeke as Executive Vice President of our Business Development organization. Dale brings 27 years of experience in federal information technology and will further expand our business development in our core market areas of national security, intelligence, homeland security, and government transformation. His Tier 1 experience complements CACI's existing strengths and gives us additional capabilities in sustaining our current client base and targeting new opportunities for faster, profitable growth."

"Another positive step for CACI and our shareholders this quarter was the addition of General Hugh Shelton and Dan Bannister to CACI's Board of Directors. Both have been leaders on a national scale and bring solid credentials and integrity to our team. General Shelton was Chairman of the Joint Chiefs of Staff from 1997 to 2001. For the last five years he has served on the boards of several public companies. Dan joins us as a highly respected veteran of the federal information technology industry, whose executive skills guided DynCorp's outstanding growth and success."

Nine Months FY07 Results

For the first nine months of FY07, revenue increased 10.9 percent to $1,417.6 million versus revenue of $1,278.0 million for the same period of FY06. Operating income for the first nine months was $108.0 million, 1.4 percent lower than the $109.5 million reported a year earlier. The Company's operating margin was 7.6 percent for the first nine months of FY07 compared with 8.6 percent for the first nine months of FY06. The effective tax rate for the first nine months of FY07 was 36.9 percent compared with 35.8 percent for the first nine months of FY06. Net income for the first nine months was $57.7 million, or $1.84 per diluted share, 8.0 percent lower than net income of $62.8 million, or $2.02 per diluted share, for the first nine months of FY06. Operating cash flow for the first nine months of FY07 was $120.7 million compared with $93.9 million in the first nine months of FY06.

CACI Updates Guidance

The Company issued its revised guidance for its fourth fiscal quarter of FY07 and all of FY07. This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY07.

	4th Quarter	Total Year
(In millions except for earnings per share)
Revenue	$465 - $495	$1,883 - $1,913
Diluted earnings per share	$0.60 - $0.68	$2.44 - $2.52
Diluted weighted average shares	31.5	31.4

Commenting on the updated guidance, Paul Cofoni, CACI's President of U.S. Operations, said, "Our guidance for the fourth fiscal quarter of FY07 reflects many of the factors of the challenging market environment. With the continuing uncertainty of the passing of the FY07 supplemental, actions are being taken within the Department of Defense and, specifically, the U.S. Army to slow spending. At this time, we cannot precisely estimate the specific impact these actions will have on our operations. We will update our guidance if there is any material change between now and the end of the June quarter."

"While we anticipate that a supplemental for FY07 will ultimately be signed into law, we expect uncertainty surrounding the level of DoD funding will continue into our next fiscal year as the FY08 defense appropriations and supplemental are considered by Congress. As a result, we have less visibility into our next fiscal year than we normally would have at this point in the year. However, we do anticipate that continuing budget issues will impact our organic growth and that the nature of our work will not materially change in terms of CACI direct labor content and margin opportunity. We have identified a number of acquisition candidates which meet our strategic and financial objectives, and are optimistic that, with these activities and our ongoing efforts to meet our customers' needs, we will continue to deliver value to our shareholders."

This guidance represents our views as of May 2, 2007. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission. As announced on November 1, 2006, beginning with our Fiscal Year 2008 (FY08), we will issue only annual guidance with quarterly updates.

Conference Call Information

The Company has scheduled a conference call for 8:30 AM Eastern Time Thursday, May 3rd, during which management will be making a brief presentation focusing on third quarter results, operating trends, and its expectations. A question-and-answer session will follow to allow further discussion of the results and the Company's future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI's homepage, http://www.caci.com, at the scheduled time, or they may dial 1-800-289-0529 and enter the confirmation code 4927321. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, May 3rd, and can be accessed through CACI's homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006 and the Russell 1000 index. CACI provides dynamic careers for approximately 10,000 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice	Jody Brown, Executive Vice
President, Investor Relations	President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	3/31/2007	3/31/2006	% Change

Revenue	$473,055	$435,359	8.7%
Costs of revenue
Direct costs	307,688	279,142	10.2%
Indirect costs and selling expenses	121,201	111,281	8.9%
Depreciation and amortization	9,687	8,118	19.3%
Total costs of revenue	438,576	398,541	10.0%
Operating income	34,479	36,818	-6.4%
Interest expense, net	4,934	4,346	13.5%
Income before income taxes	29,545	32,472	-9.0%
Income taxes	11,103	11,115	-0.1%
Net income	$18,442	$21,357	-13.6%

Basic earnings per share	$0.60	$0.71	-15.4%
Diluted earnings per share	$0.59	$0.69	-14.3%

Weighted average shares used in per
share computations:
Basic	30,835	30,226
Diluted	31,410	31,159

	Nine Months Ended
	3/31/2007	3/31/2006	% Change

Revenue	$1,417,587	$1,277,995	10.9%
Costs of revenue
Direct costs	919,879	820,759	12.1%
Indirect costs and selling expenses	360,482	324,108	11.2%
Depreciation and amortization	29,247	23,595	24.0%
Total costs of revenue	1,309,608	1,168,462	12.1%
Operating income	107,979	109,533	-1.4%
Interest expense, net	16,505	11,736	40.6%
Income before income taxes	91,474	97,797	-6.5%
Income taxes	33,766	35,047	-3.7%
Net income	$57,708	$62,750	-8.0%

Basic earnings per share	$1.88	$2.08	-9.8%
Diluted earnings per share	$1.84	$2.02	-8.9%

Weighted average shares used in per
share computations:
Basic	30,719	30,142
Diluted	31,376	31,081

Statement of Operations Data (Unaudited)

	Quarter Ended		Nine Months Ended
	3/31/2007	3/31/2006	3/31/2007	3/31/2006

Operating profit margin	7.3%	8.5%	7.6%	8.6%
Tax rate	37.6%	34.2%	36.9%	35.8%
Net profit margin	3.9%	4.9%	4.1%	4.9%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2007	6/30/2006
ASSETS:
Current assets
Cash and cash equivalents	$123,729	$24,650
Accounts receivable, net	362,171	392,013
Other current assets	35,526	33,166
Total current assets	521,426	449,829

Goodwill and intangible assets, net	820,116	832,184
Property and equipment, net	22,298	25,082
Other long-term assets	67,879	60,995
Total assets	$1,431,719	$1,368,090

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Notes payable	$3,545	$3,543
Accounts payable	48,590	44,921
Accrued compensation and benefits	90,789	93,398
Other current liabilities	68,594	69,503
Total current liabilities	211,518	211,365

Notes payable, long-term	336,658	364,317
Other long-term liabilities	52,412	47,049
Total liabilities	600,588	622,731

Shareholders' equity	831,131	745,359
Total liabilities and shareholders' equity	$1,431,719	$1,368,090

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2007	3/31/2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,708	$62,750
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	29,247	23,595
Amortization of deferred financing costs	1,065	1,065
Stock-based compensation expense	9,959	12,635
Deferred income tax expense	1,952	1,859
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	30,448	17,794
Other assets	(4,045)	(2,050)
Accounts payable and accrued expenses	(1,730)	(12,605)
Accrued compensation and benefits	(3,501)	1,919
Income taxes payable and receivable	(5,184)	(19,720)
Other liabilities	4,795	6,679
Net cash provided by operating activities	120,714	93,921

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,593)	(7,620)
Purchases of businesses, net of cash acquired	(4,629)	(175,853)
Other	(1,240)	(4,151)
Net cash used in investing activities	(11,462)	(187,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under line of credit	(27,657)	22,245
Proceeds from employee stock transactions	4,437	5,758
Proceeds from exercise of stock options	8,261	7,635
Repurchase of common stock	(3,661)	(5,849)
Other	7,707	5,252
Net cash (used in) provided by financing activities	(10,913)	35,041
Effect of changes in currency rates on cash	740	(387)
Net increase (decrease) in cash and equivalents	99,079	(59,049)
Cash and cash equivalents, beginning of period	24,650	132,965
Cash and cash equivalents, end of period	$123,729	$73,916

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

(dollars in	Quarter Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Department of Defense	$339,651	71.8%	$320,064	73.5%	$19,587	6.1%
Federal Civilian Agencies	105,241	22.3%	91,049	20.9%	14,192	15.6%
Commercial	23,409	4.9%	18,131	4.2%	5,278	29.1%
State and Local Governments	4,754	1.0%	6,115	1.4%	(1,361)	-22.3%
Total	$473,055	100.0%	$435,359	100.0%	$37,696	8.7%

(dollars in	Nine Months Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Department of Defense	$1,016,752	71.7%	$934,600	73.1%	$82,152	8.8%
Federal Civilian Agencies	319,639	22.6%	272,119	21.3%	47,520	17.5%
Commercial	66,508	4.7%	53,020	4.2%	13,488	25.4%
State and Local Governments	14,688	1.0%	18,256	1.4%	(3,568)	-19.5%
Total	$1,417,587	100.0%	$1,277,995	100.0%	$139,592	10.9%

Revenue by Contract Type (Unaudited)

(dollars in	Quarter Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Time and materials	$252,421	53.4%	$220,412	50.6%	$32,009	14.5%
Cost reimbursable	127,429	26.9%	128,167	29.5%	(738)	-0.6%
Fixed price	93,205	19.7%	86,780	19.9%	6,425	7.4%
Total	$473,055	100.0%	$435,359	100.0%	$37,696	8.7%

(dollars in	Nine Months Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Time and materials	$735,154	51.9%	$666,889	52.2%	$68,265	10.2%
Cost reimbursable	390,515	27.5%	357,765	28.0%	32,750	9.2%
Fixed price	291,918	20.6%	253,341	19.8%	38,577	15.2%
Total	$1,417,587	100.0%	$1,277,995	100.0%	$139,592	10.9%

Revenue Received as a Prime versus Subcontractor (Unaudited)

(dollars in	Quarter Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Prime	$388,022	82.0%	$356,057	81.8%	$31,965	9.0%
Subcontractor	85,033	18.0%	79,302	18.2%	5,731	7.2%
Total	$473,055	100.0%	$435,359	100.0%	$37,696	8.7%

(dollars in	Nine Months Ended
thousands)	3/31/2007		3/31/2006		$ Change	% Change

Prime	$1,158,941	81.8%	$1,055,705	82.6%	$103,236	9.8%
Subcontractor	258,646	18.2%	222,290	17.4%	36,356	16.4%
Total	$1,417,587	100.0%	$1,277,995	100.0%	$139,592	10.9%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	3/31/2007	3/31/2006	$ Change	Change

Contract Funding Orders	$576,912	$488,987	$87,925	18.0%

	Nine Months Ended
(dollars in thousands)	3/31/2007	3/31/2006	$ Change	Change

Contract Funding Orders	$1,667,359	$1,260,495	$406,864	32.3%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

The Company has presented organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company's core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	3/31/2007	3/31/2006	% Change

Revenue, as reported	$473,055	$435,359	8.7%
Less:
Acquired revenue	38,753	-
Organic revenue	$434,302	$435,359	-0.2%

	Twelve Months Ended
(dollars in thousands)	3/31/2007	3/31/2006	% Change

Revenue, as reported	$1,894,916	$1,707,773	11.0%
Less:
Acquired revenue	202,700	-
Organic revenue	$1,692,216	$1,707,773	-0.9%

SOURCE CACI International Inc
-0- 05/02/2007
/CONTACT: For investor information: David Dragics, Senior Vice President,
Investor Relations, +1-703-841-7835, ddragics@caci.com, or for other information: Jody Brown, Executive Vice President, Public Relations,
+1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
/Web site: http://www.caci.com/
(CAI)